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                                                                    EXHIBIT 12.1

                         SECURITY CAPITAL PACIFIC TRUST

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

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
                                           TWELVE MONTHS ENDED DECEMBER 31,
                                       -----------------------------------------
                                         1996     1995    1994    1993    1992
                                       -------- -------- ------- ------- -------
Net earnings from operations.......... $ 94,089 $ 81,696 $46,719 $23,191 $ 9,037
Add:
  Interest expense....................   35,288   19,584  19,442   3,923   3,147
                                       -------- -------- ------- ------- -------
Earnings as adjusted.................. $129,377 $101,280 $66,161 $27,114 $12,184
                                       ======== ======== ======= ======= =======
Fixed charges:
  Interest expense.................... $ 35,288 $ 19,584 $19,442 $ 3,923 $ 3,147
  Capitalized interest................   16,941   11,741   6,029   2,818     989
                                       -------- -------- ------- ------- -------
    Total fixed charges............... $ 52,229 $ 31,325 $25,471 $ 6,741 $ 4,136
                                       ======== ======== ======= ======= =======
Ratio of earnings to fixed charges....      2.5      3.2     2.6     4.0     2.9
                                       ======== ======== ======= ======= =======
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